Exhibit 10.2
                                                                    ------------


WHEN RECORDED RETURN TO:

Craig A. Anderson, Esq.
Senior Vice-President/General Counsel
Zond Systems, Inc.
17752  Skypark Circle
Suite 150
Irvine, California 92714


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                 (Space above this line for Recorder's use only)


                              AMENDED AND RESTATED
                               SERIES B WIND PARK
                               EASEMENT AGREEMENT

                                     Between

                       ZOND CONSTRUCTION CORPORATION III,
                            A California Corporation

                                       and

                  ZOND WINDSYSTEM PARTNERS, LTD., SERIES 85-B,
                        A CALIFORNIA LIMITED PARTNERSHIP

                           Dated as of March 24, 1986

                                TABLE OF CONTENTS

Section                            Heading                                 Page
-------                            -------                                 ----

1.      CERTAIN DEFINITIONS ..............................................   1
1.1       Agreement ......................................................   1
1.2       Fee Mortgage ...................................................   1
1.3       Gross Operating Proceeds .......................................   1
1.4       Infrastructural Roads ..........................................   2
1.5       Mortgage  ......................................................   2
1.6       Mortgagee ......................................................   2
1.7       Power Purchase Contract ........................................   2
1.8       Power Substation ...............................................   2
1.9       Property  ......................................................   2
1.10      Related Turbine Equipment ......................................   2
1.11      Series B Partnership Notes .....................................   2
1.12      Series B Windsystem Construction Agreement .....................   2
1.13      Series A Partnership ...........................................   2
1.14      Series A Wind Park Easement Agreement ..........................   3
1.15      SCE ............................................................   3
1.16      Turbines .......................................................   3

2.      GRANT OF EASEMENT ................................................   3
2.1       Grant and Acceptance ...........................................   3
2.2       Title to the Property ..........................................   3
2.3       Partition ......................................................   4

3.      TERM OF AGREEMENT ................................................   4

4.      CERTAIN PAYMENTS TO ZCC III ......................................   4
4.1       Royalty Payments ...............................................   4
4.2       Real Property Taxes ............................................   4
4.3       Payments re Infrastructural Roads ..............................   5

5.      LOCATIONS OF TURBINES, RELATED TURBINE
          EQUIPMENT AND POWER SUBSTATION .................................   5
5.1       Initial Locations ..............................................   5
5.2       Relocation Rights re Turbines and Related
             Turbine Equipment ...........................................   5
          Relocation Rights re Power Substation ..........................   6

6.      ADDITIONAL USERS AND ADDITIONAL ENERGY
          EQUIPMENT:  INFRASTRUCTURAL ROADS ..............................   6
          Additional Users and
          Additional Energy Equipment ....................................   6
          Infrastructural Roads ..........................................   7

Section                            Heading                                 Page
-------                            -------                                 ----

7.      OTHER AGREEMENTS  ................................................   8
7.1       Use of Property ................................................   8
7.2       Compliance .....................................................   8
7.3       Liens ..........................................................   8
7.4       Insurance ......................................................   8
7.5       Other Persons ..................................................   8
7.6       Access Route ...................................................   9
7.7       Severance ......................................................   9
7.8       Partial Destruction ............................................   9

8.      DEFAULT ..........................................................   9
8.1       Events of Default ..............................................   9
8.2       Remedies on Default ............................................  10

9.      DISPOSITION OF TURBINES, RELATED TURBINE
          EQUIPMENT AND POWER SUBSTATION ON EXPIRATION OF TERM ...........  11
9.1       Removal by Series B Partnership ................................  11
9.2       Abandonment by Series B Partnership ............................  11

10.     ZCC III'S RIGHTS OF FIRST REFUSAL ................................  12

11.     PROTECTION OF SERIES B PARTNERSHIP'S RIGHTS ......................  13

12.     INDEMNIFICATION ..................................................  13

13.     SUBORDINATION ....................................................  14

14.     CONDEMNATION .....................................................  14
14.1      Total Taking ...................................................  14
14.2      Award ..........................................................  14
14.3      Partial Taking .................................................  15
14.4      Assignment of Condemnation Proceeds ............................  15

15.     CERTAIN RIGHTS OF MORTGAGEES .....................................  15
15.1      Notice to Mortgagee ............................................  15
15.2      Mortgagee's Right to Cure ......................................  15
15.3      New Easement Agreement .........................................  17
15.4      Subrogation ....................................................  17

Section                            Heading                                 Page
-------                            -------                                 ----

16.     MISCELLANEOUS PROVISIONS .........................................  18
16.1      Certain Actions Affecting Agreement ............................  18
16.2      Authority ......................................................  18
16.3      Notices ........................................................  18
16.4      Notices to Mortgagee ...........................................  18
16.5      Waiver .........................................................  19
16.6      Assignment .....................................................  19
16.7      Successors and Assigns .........................................  19
16.8      Further Assurances .............................................  19
16.9      Construction of Agreement ......................................  20
16.10     No Merger ......................................................  20
16.11     Recordation ....................................................  20
16.12     Quitclaim Deed .................................................  21
16.13     Attorneys' Fees ................................................  21
16.14     Counterparts ...................................................  21
16.15     Entire Agreement ...............................................  21

SIGNATURE PAGE ...........................................................  22

EXHIBIT A - DESCRIPTION OF PROPERTY ......................................  24
EXHIBIT B - MATTERS AFFECTING TITLE TO THE PROPERTY ......................  25

                THIS AMENDED AND RESTATED SERIES B WIND PARK EASEMENT AGREEMENT ("Agreement") dated as of March 24, 1986, by and between ZOND CONSTRUCTION CORPORATION III, a California corporation ("ZCC III"), and ZOND WINDSYSTEM PARTNERS, LTD. SERIES 85-B, a California Limited Partnership ("Series B Partnership"), in view of the following facts:

                WHEREAS, ZCC III and Series B Partnership entered into a Series B Wind Park Easement Agreement dated as of September 9, 1985 (the "Original Series B Easement Agreement") covering the real property (the "Property") located in the County of Kern, State of California, more particularly described in Exhibit A;

                WHEREAS, the Original Series B Easement Agreement was recorded in the Office of the Kern County Recorder on November 13, 1985 in Book 5815 at Page 1066; and

                WHEREAS, ZCC III and Series B Partnership desire to amend and modify the Original Series B Easement Agreement in certain respects and to restate the Original Series B Easement Agreement in its entirety, the terms and provisions of this Agreement to be deemed to be effective as of the date of recordation of this Agreement.

                NOW, THEREFORE, in consideration of the mutual agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby accepted, ZCC III and Series B Partnership agree as follows:

1.      CERTAIN DEFINITIONS

        As used in this Agreement, the following terms shall have the designated meaning:

        1.1. "Agreement" means this Amended and Restated Series B Wind Park Easement Agreement.

        1.2. "Fee Mortgage" means any mortgage, deed of trust or indenture of mortgage and deed of trust hereafter placed upon the fee title to the Property.

        1.3. "Gross Operating Proceeds" means all gross receipts from the sale of electricity generated by the Turbines and all amounts paid in lieu of receipts from the sale of electricity (including without limitation any proceeds of systems performance or wind resource insurance, casualty loss and business interruption insurance paid in reimbursement of lost revenues and warranty payments in reimbursement of lost revenues), calculated without offset or other deductions of any nature except refunds if any, due to SCE.

        1.4. "Infrastructural Roads" means those roads now on or later placed on the Property providing general access over the Property and access to the Turbines, to other wind generator turbines on the Property in accordance with this Agreement (including without limitation those of Series A Partnership) and to related power transfer lines, transformers and power substations on the Property.

        1.5. "Mortgage" means the Series B Deed of Trust and Assignment of Rents, dated as of November 7, 1985, by Series B Partnership to Ticor Title Insurance Company of California, as trustee, for the benefit of ZCC III and recorded in the Office of the Kern County Recorder on November 19, 1985, as the same may be amended, modified or supplemented from time to time.

        1.6.    "Mortgagee" means the holder of the Mortgage

        1.7. "Power Purchase Contract" means the Power Purchase Contract dated June 24, 1984, between SCE and Zond Systems, Inc., a California corporation, and designated Monolith I.

        1.8. "Power Substation" means the thirty (30) megawatt power station related to the operation of the Turbines and which is being purchased by Series B Partnership from ZCC III pursuant to the Series B Windsystem Construction Agreement.

        1.9. "Property" means that certain parcel of real property in Kern County, California desscribed in Exhibit A attached hereto and incorporated herein.

        1.10. "Related Turbine Equipment" means the concrete pad upon which each Turbine is situated; the insulated wire cable connecting each Turbine to an intermediate step-up transformer; the intermediate step-up transformers; and the insulated wire cable connecting such transformers to the Power Substation.

        1.11. "Series B Partnership Notes" means any promissory note or notes given by Series B Partnership to ZCC III in connection with the purchase of the Turbines by Series B Partnership from ZCC III pursuant to the Series B Windsystem Construction Agreement.

        1.12. "Series B Windsystem Construction Agreement" means the Windsystem Construction Agreement dated as of September 9, 1985, between ZCC III and Series B Partnership.

        1.13. "Series A Partnership" means Zond Windsystem Partners, Ltd. Series 85-A, a California Limited Partnership and its successors and assigns.

        1.14. "Series A Wind Park Easement Agreement" means the Amended and Restated Series A Wind Park Easement Agreement of even date herewith between ZCC III and Series A Partnership, as the same may at any time be amended, extended, supplemented or modified.

        1.15. "SCE" means Southern California Edison Company, a California public utility and its successors and assigns.

        1.16. "Turbines" means two hundred forty (240) Vestas Model V-17 wind turbine generators each having a rated capacity of 100 KW and each being equipped with two generators, a controller and a supporting steel lattice tower, and which have been purchased by Series B Partnership from ZCC III pursuant to the Series B Windsystem Construction Agreement.

2       GRANT OF EASEMENT

        2.1.    Grant and Acceptance

                ZCC III hereby grants to Series B Partnership an undivided, nonexclusive easement to enter and use the Property for the sole purposes of:
(i) installing and constructing (on concrete pads to be constructed on the Property), operating, maintaining, repairing, restoring, moving and removing the Turbines and the Related Turbine Equipment; (ii) installing and constructing (on, under or above the Property), operating, maintaining, repairing, restoring, moving and removing the power transfer lines and transformers related to the operation of the Turbines; (iii) installing and constructing (on the Property), operating, maintaining, repairing, restoring, moving and removing the Power Substation; (iv) installing and constructing (on, under or above the Property), operating, maintaining, repairing, restoring, moving and removing a 66 KV power transfer line related to the transfer of power from the Power Substation; (v) using and maintaining the Infrastructural Roads; and (vi) such other purposes as may be reasonably necessary or appropriate in connection with any of the preceding.

        2.2.    Title to the Property

                ZCC III represents and warrants to Series B Partnership that ZCC III (i) is lawfully seized and possessed of a fee simple title to the Property, subject to no mortgages, liens, charges or encumbrances, except those matters, if any, set forth in Exhibit B; and (ii) has all power and authority necessary to validly grant the rights granted to Series B Partnership under this Agreement. ZCC III further represents and warrants to Series B Partnership that the grant of such rights does not violate or conflict with any matters of record affecting the Property and that the exercise by Series B Partnership of such rights will not conflict with any such matters of record.

                Partition

                Series B Partnership hereby waives and disclaims any right to partition all or any portion of its rights under this Agreement.

3.      TERM OF AGREEMENT

                Unless sooner terminated as set forth in Section 8.2.1, this Agreement shall terminate on June 30, 2006 (the "Scheduled Expiration Date"); provided, however, the term of this Agreement shall continue beyond the Scheduled Expiration Date solely for the purposes specified in Sections 9 and 10 pertaining to removal, abandonment and sale (and not for any of the purposes specified in Section 2.1) until the first to occur of (i) the date of removal as provided in either Section 9 or Section 10; (ii) the date of election of abandonment as provided in either Section 9 or 10; (iii) the date of sale as provided in Section 10; or (iv) the date occurring eleven (11) months from the Scheduled Expiration Date.

4.      CERTAIN PAYMENTS TO ZCC III

                Royalty Payments

                As payment for the rights granted to Series B Partnership pursuant to this Agreement, Series B Partnership agrees to pay to ZCC III on an annual calendar basis beginning on the date of recordation of this Agreement one percent (1%) of each calendar year Gross Operating Proceeds. The amount owed ZCC III by Series B Partnership under this Section shall be computed by the general partner of Series B Partnership and set forth in a writing delivered to ZCC III at the time of payment and shall be payable on December 31 of each year during the term hereof.

                Real Property Taxes

                In addition to the payments in Section 4.1, Series B Partnership shall pay its pro rata share of real property taxes and assessments which are a lien against and attributable to the Property by reimbursing ZCC III in the amount of such pro rata share. Series B Partnership's pro rata share shall be determined on the basis of the ratio of the aggregate rated capacity of Turbines owned and operated by Series B Partnership on December 31 of each year to the aggregate rated capacity of all wind turbine generators operated on the Property on December 31 of each corresponding year (including without limitation, those of Series A Partnership). ZCC III shall compute such pro rata share semiannually or annually, at its option, and submit each such computation in writing, together with copies of the applicable tax bills, to Series B Partnership which shall pay its pro rata share not later than thirty (30) days after its receipt thereof.

        4.3.    Payments re Infrastructural Roads

                In addition to the payments in Sections 4.1 and 4.2, Series B Partnership shall pay its pro rata share of the repair and maintenance costs of the Infrastructural Roads by reimbursing ZCC III in the amount of such pro rata share. Series B Partnership's pro rata share of such costs shall be determined on the basis of the ratio of the aggregate rated capacity of Turbines owned and operated by Series B Partnership on the Property during each calendar quarter (determined on the last day thereof) to the aggregate rated capacity of all wind turbine generators operated on the Property during each corresponding calendar quarter (determined on the last day thereof). Series B Partnership's payments due and payable under this Section shall be paid not later than sixty (60) days after the end of each calendar quarter provided that the first calendar quarter shall be deemed to be the period running from the date of recordation of this Agreement to March 31, 1986.

5.      LOCATIONS OF TURBINES, RELATED TURBINE EQUIPMENT AND POWER SUBSTATION

        5.1.    Initial Locations

                The initial locations of the Turbines and the Power Substation on the Property shall be as provided in Series B Windsystem Construction Agreement.

        5.2.    Relocation Rights re Turbines and Related Turbine Equipment

                5.2.1 ZCC III's Rights and Compensation to Series B Partnership. ZCC III reserves the right, but shall not be obligated, to relocate Series B Partnerships Turbines or any one or more of them and applicable Related Turbine Equipment at any time and from time to time during the term of this Agreement, at ZCC III's sole expense to alternate locations within the Property with comparable or better wind conditions and which will not result in a diminution of the wind energy available for the production of electrical power from the Turbines of Series B Partnership on the Property; provided, however, that any such relocation shall not materially interfere with the production of electrical power from wind energy on the Property by others including without limitation Series A Partnership; provided, further, that ZCC III shall first obtain the prior written consent of Series A Partnership in connection with any such relocation. In the event of any such relocation, ZCC III shall compensate Series B Partnership for all interruption of revenues during the period of relocation and until the relocated Turbines ("Relocated Turbines") are operating at the relocation sites. The compensation to be paid Series B Partnership by ZCC III for each Relocated Turbine shall be computed as follows: During each period commencing with the date of shut-down of the Relocated

Turbine and ending with the date of start-up of operation of the Relocated Turbine at the relocated site (the "period of relocation"), ZCC III shall take the amount of electrical energy produced by all Series B Partnership's Turbines installed and in operation (excluding the Relocated Turbines), divided by the number of such Turbines, and multiply the quotient of such division, expressed in kilowatt hours, by the average power purchase price applicable under the Power Purchase Contract during the period of relocation.

                5.2.2 Series B Partnership's Right. Series B Partnership at its sole expense shall be entitled to relocate any of the Turbines and Related Turbine Equipment without the prior consent of ZCC III; provided, however, that
(a) there is no uncured event of default under this Agreement by Series B Partnership; (b) any relocation shall not materially interfere with the production of electrical power from wind energy on the Property by others including without limitation Series A Partnership; (c) Series B Partnership shall first obtain the prior written consent of Series A Partnership in connection with any such relocation; and (d) Series B Partnership shall have furnished to ZCC III and the Mortgagee (i) a relocation plan showing the details of any such relocation, (ii) a written estimate of the costs and expenses to be incurred in connection with any such relocation, (iii) a certificate of the general partner of Series B Partnership to the effect that in the opinion of such general partner any such relocation will improve the performance of the Turbines, the Related Turbine Equipment and the Power Substation, taken as a whole, (iv) written approval of the insurance company then providing the windsystem performance insurance with respect to the Turbines to any such relocation and (v) a certificate of an independent engineer satisfactory to ZCC III and the Mortgagee concurring in the opinion of the general partner contained in the certificate referred to in clause (iii) above and containing projections as to the performance of the Turbines and Related Turbine Equipment after any such relocation.

                Relocation Rights re Power Substation

                Neither ZCC III nor Series B Partnership shall have the right to relocate the Power Substation.

6.      ADDITIONAL USERS AND ADDITIONAL ENERGY EQUIPMENT; INFRASTRUCTURAL ROADS

                Additional Users and Additional Energy Equipment

                Series B Partnership acknowledges and understands that ZCC III may develop the wind energy potential of the Property to the fullest possible extent consistent with its obligations under this Agreement and Series A Wind Park Easement Agreement and that ZCC III reserves the right at any time and from time to time to grant (including without limitation by easement, sublease or license) to others (including without limitation Series A Partnership) nonexclusive easements and/or rights similar to the easement and rights granted in this Agreement for the further development and use of the Property, including without limitation those for the installation, construction, operation, maintenance, repair and restoration of additional turbines and related equipment; provided, however, that except for Series B Wind Park Easement Agreement, ZCC III agrees that the general partner of Series A Partnership, the general partner of Series A Partnership and the Mortgagee shall have the right to review and consent to the terms of any such agreements of grant and to the plans relating to such further development and use. Series B Partnership agrees with ZCC III that such consent will not be unreasonably withheld. If such consent is granted, as a further condition, ZCC III shall supply Series B Partnership and any Mortgagee with an opinion of reasonably acceptable counsel, which opinion shall in form and substance be reasonably acceptable to Series B Partnership and the Mortgagee and shall state that the terms of such agreements of grant, and such plans, will not subject Series B Partnership to additional regulation under Federal or California utilities laws. In exercising its rights under this Section, ZCC III agrees that it will not, and will not permit such others to, materially interfere with Series B Partnership's use of the Property and that ZCC III shall ensure that any construction of additional turbines shall not result in a diminution of the wind energy available for the production of electrical power from the Turbines of Series B Partnership on the Property.

        6.2.    Infrastructural Roads

                ZCC III at its sole expense shall cause the timely completion of the construction of Infrastructural Roads on the Property so that Series B Partnership may use the Infrastructural Roads for those purposes specified in
Section 2.1. In addition, ZCC III shall repair and maintain the Infrastructural Roads so that Series B Partnership may use the Infrastructural Roads for such purposes. Series B Partnership shall be entitled to use the Infrastructural Roads on a non-exclusive basis with all other persons (including without limitation Series A Partnership) engaged in the production of electrical power from wind energy on the Property without material interference from such other persons; provided, however, that Series B Partnership pays its pro rata share of the repair and maintenance costs of the Infrastructural Roads as provided in
Section 4.3. Series B Partnership agrees that any such other persons may use the Infrastructural Roads on a nonexclusive basis upon payment of their proportionate share of such costs and provided that such persons fulfill all relevant conditions to their use of the Infrastructural Roads and the Property. Any such other person's pro rata share of such costs shall be determined in the manner described in Section 4.3.

7       OTHER AGREEMENTS

        7.1.    Use of Property

                Series B Partnership agrees that its rights under this Agreement shall be used exclusively for those purposes specified in Section 2.1 and for no other purposes without the prior written consent of ZCC III, which consent may not be unreasonably withheld.

        7.2.    Compliance

                Series B Partnership at its sole expense shall comply with all laws, statutes, ordinances, rules and regulations of all municipal, state and Federal authorities now in force or which may hereafter be in force pertaining to Series B Partnership's operations and the exercise of its rights under this Agreement.

                Liens

                Series B Partnership agrees to keep the Property at all times after the date of recordation of this Agreement free and clear of any liens arising by, through or under it which are not consented to in writing by ZCC III prior to the creation thereof. ZCC III agrees to keep the Property at all times free and clear of any liens arising by, through or under it or any of its affiliates or assigns (excluding Series A Partnership and Series B Partnership) which would materially adversely affect the right or ability of Series A Partnership to use the Property for those purposes specified in Section 2.1 and/or to exercise its rights under this Agreement.

                Insurance

                Series B Partnership at its sole expense shall maintain public liability insurance coverage in connection with the Turbines, the Related Turbine Equipment, the Power Substation and the exercise of its rights under this Agreement naming both Series B Partnership and ZCC III as insured in at least such amounts as are customary in the wind power industry for wind power generating facilities comparable in size and site location to the Turbines and the Power Substation.

                Other Persons

                ZCC III agrees to cause all other persons (including without limitation Series A Partnership) engaged in the production of electrical power from wind energy on the Property to comply with all terms and provisions of their agreements with ZCC III, noncompliance with which would have a material adverse effect on Series B Partnership and its rights under this Agreement. ZCC III agrees that it will cause to be included in each agreement with such other persons all terms and provisions necessary and appropriate to carry out its obligations to Series B Partnership under this Agreement in respect of such other persons.

                Access Routes

                In addition to any other access routes which Series B Partnership has or may obtain, ZCC III, to the extent authorized to do so, shall allow Series B Partnership to use, on a nonexclusive basis and solely in connection with the purposes specified in Section 2.1, any access routes to the Property now or later held by ZCC III or its affiliates.

                Severance

                All items purchased by Series B Partnership pursuant to Series B Windsystem Construction Agreement (including without limitation the Turbines, the Related Turbine Equipment and the Power Substation) or installed on the Property by Series B Partnership or under its direction in connection with the purposes specified in Section 2.1 shall be and remain the separate and personal property of Series B Partnership, shall be severable from the Property and may be removed from the Property in accordance with this Agreement.

                Partial Destruction

                In the event of the destruction of, or substantial damage to, one or more of Series B Partnership's Turbines (but not in the event of the destruction or substantial damage to all or substantially all of Series B Partnership's Turbines which is provided for in Section 8.1.3), Series B Partnership at its sole expense shall have the right to install and construct new turbines in place of the destroyed Turbines or to repair the substantially damaged Turbines, as the case may be, and upon completion shall have all rights and duties under this Agreement with respect thereto. Any new turbines so installed and constructed shall constitute a part of the Turbines for all purposes of this Agreement.

8       DEFAULT

                Events of Default

                The following constitute events of default by Series B Partnership under this Agreement (unless caused by ZCC III or any of its affiliates or assigns excluding Series B Partnership):

                8.1.1 Nonpayment. The nonpayment by Series B Partnership of any payment to be paid ZCC III under this Agreement within one (1) year after receipt by Series B Partnership of written notice of nonpayment from ZCC III

                8.1.2 Nonperformance of Other Obligations. The default by Series B Partnership of any of its other obligations under this Agreement which is not cured within ninety (90) days after written notice thereof from ZCC III or, if the default is one which cannot be reasonably cured within such ninety
(90) day period, Series B Partnership has not commenced steps within such ninety
(90) day period to cure such default or is not diligently prosecuting such cure.

                8.1.3 Destruction of the Turbines. The destruction of or substantial damage to all or substantially all of Series B Partnership's Turbines, unless Series B Partnership elects to replace such Turbines by written notice to ZCC III not later than one hundred and eighty (180) days after the date of such destruction or substantial damage and commences installation and construction of new turbines within one year of such date. Any new turbines so installed and constructed shall constitute a part of the Turbines for all purposes of this Agreement.

        8.2.    Remedies on Default

                8.2.1 Termination. In the event of the occurrence and continuance of any event of default set forth in Section 8.1 after expiration of any applicable grace period for performance by Series B Partnership, ZCC III may, if it elects not to waive such default within ten (10) days after such expiration, terminate this Agreement by written notice thereof to Series B Partnership or otherwise in accordance with applicable law, whereupon:

                        (a) Series B Partnership at its sole expense shall remove the Turbines and that portion of the Power Substation affixed to the pad upon which it is situated from the Property unless Series B Partnership elects to abandon the Turbines and the Power Substation as provided in subparagraph (b) below. In connection with such removal, Series B Partnership may, but shall not be obligated to, remove the Related Turbine Equipment. If Series B Partnership does not remove the Related Turbine Equipment, it shall be deemed abandoned by Series B Partnership and all right, title and interest of Series B Partnership thereto shall pass immediately to ZCC III with no obligation on ZCC III to Series B Partnership in connection therewith.

                        (b)     In lieu of the removal specified in subparagraph
(a) above, Series B Partnership may elect to abandon the Turbines, the Related Turbine Equipment and the Power Substation by notifying ZCC III of Series B Partnership's election to abandon within five (5) days following the date of ZCC III's election to terminate this Agreement. If Series B Partnership so elects to abandon the Turbines, the Related Turbine Equipment and the Power Substation, or in the event Series B Partnership does not so elect but fails to remove the

Turbines and that portion of the Power Substation affixed to the pad upon which it is situated from the Property within one hundred and eighty (180) days following the date of ZCC III's election to terminate this Agreement, all right, title and interest of Series B Partnership in the Turbines, the Related Turbine Equipment and the Power Substation shall pass immediately to ZCC III; provided, however, that ZCC III (or any affiliates or assigns) shall not have the right to operate the Turbines, the Related Turbine Equipment and the Power Substation following the abandonment thereof by Series B Partnership unless ZCC III (or any affiliates or assigns) shall have paid to Series B Partnership an amount equal to the appraised fair market value of the Turbines, the Related Turbine Equipment and the Power Substation (valued in place taking into account any expected revenues from operations) as determined by a qualified independent appraiser mutually acceptable to Series B Partnership and ZCC III.

                For purposes of subparagraphs (a) and (b) above, the word Turbines means those Turbines which have not been destroyed or damaged in accordance with Section 8.1.3 and the remains of those Turbines which have been so destroyed or damaged.

                8.2.2 Remedies Not Exclusive. In addition to the remedies given to ZCC III under this Section 8.2, ZCC III may pursue any other remedies available to it at law or in equity

9. DISPOSITION OF TURBINES, RELATED TURBINE EQUIPMENT AND POWER SUBSTATION ON EXPIRATION OF TERM

        9.1.    Removal by Series B Partnership

                Upon the occurrence of the Scheduled Expiration Date, Series B Partnership at its sole expense shall remove the Turbines and that portion of the Power Substation affixed to the pad upon which it is situated from the Property within ninety (90) days from the Scheduled Expiration Date unless Series B Partnership elects either to abandon the Turbines, the Related Turbine Equipment and the Power Substation as provided in Section 9.2 or to sell the Turbines as provided in Section 10. In connection with such removal, Series B Partnership may, but shall not be obligated to, remove the Related Turbine Equipment. If Series B Partnership does not remove the Related Turbine Equipment, it shall be deemed abandoned by Series B Partnership and all right, title and interest of Series B Partnership thereto shall pass immediately to ZCC III with no obligation on ZCC III to Series B Partnership in connection therewith.

        9.2.    Abandonment by Series B Partnership

                In lieu of the removal specified in Section 9.1, Series B Partnership may, at its option, elect to abandon the Turbines, the Related Turbine Equipment and the Power Substation or to sell the Turbines as provided in Section 10 by notifying ZCC III of Series B Partnership's election within ninety (90) days from the Scheduled Expiration Date. If Series B Partnership so elects to abandon the Turbines, the Related Turbine Equipment and the Power Substation, or in the event Series B Partnership does not elect to abandon and does not so elect to sell the Turbines, but fails to remove the Turbines and that portion of the Power Substation affixed to the pad upon which it is situated from the property within one hundred and twenty
(120) days from the Scheduled Expiration Date, all right, title and interest of Series B Partnership in the Turbines, the Related Turbine Equipment and the Power Substation shall pass immediately to ZCC III; provided, however, that ZCC III (or any affiliates or assigns) shall not have the right to operate the Turbines, the Related Turbine Equipment and the Power Substation following the abandonment thereof by Series B Partnership unless ZCC III (or any affiliates or assigns) shall have paid to Series B Partnership an amount equal to the appraised fair market value of the Turbines, the Related Turbine Equipment and the Power Substation (valued in place taking into account any expected revenues from operation) as determined by a qualified independent appraiser mutually acceptable to Series B Partnership and ZCC III.

10.     ZCC III'S RIGHTS OF FIRST REFUSAL

        In the event that at any time from time to time during the term of this Agreement, or upon the Scheduled Expiration Date, Series B Partnership, assuming the provisions of Section 8 are not applicable at any such time or date, desires to sell the Turbines, then Series B Partnership shall first offer the Turbines to ZCC III (or its designee) on the same terms and conditions as the Turbines are proposed to be offered to third parties, and ZCC III (or its designee) shall have a period of fifteen (15) days within which to elect to purchase the Turbines on the terms and conditions so offered. Should ZCC III elect not to purchase the Turbines on the terms and conditions so offered, Series B Partnership shall be free to offer the Turbines to third parties, but in no event shall Series B Partnership sell the Turbines to third parties at a lesser price or on more favorable terms and conditions than were offered to ZCC III without first again complying with the provisions of this Section. Series B Partnership agrees that it will not negotiate or otherwise establish any terms with third parties with the specific intent to hinder ZCC III's ability to exercise its rights under this Section. If Series B Partnership is unable to sell the Turbines within the period of eleven (11) months from the Scheduled Expiration Date, Series B Partnership at its sole expense shall remove immediately the Turbines and that portion of the Power Substation affixed to the pad upon which it is situated from the Property unless Series B Partnership elects to abandon the Turbines, the Related Turbine Equipment and the Power Substation in accordance with the last sentence of Section 8.2.1(b). In connection with such removal, Series B Partnership may, but shall not be obligated to, remove the Related Turbine Equipment. If Series B Partnership does not remove the Related Turbine Equipment, it shall be deemed abandoned by Series B Partnership and all right, title and interest of Series B Partnership thereto shall pass immediately to ZCC III with no obligation on ZCC III to Series B Partnership in connection therewith.

11.     PROTECTION OF SERIES B PARTNERSHIP'S RIGHTS

        ZCC III agrees to notify Series B Partnership and the Mortgagee as soon as possible after ZCC III becomes aware of any event or threatened event which reasonably could be expected to interfere with Series B Partnership's rights under this Agreement. Should Series B Partnership receive any such notice from ZCC III or should Series B Partnership become aware of any such event or threatened event, Series B Partnership or the Mortgagee shall be entitled to perform such acts and to make such payments, after giving ZCC III ten (10) days prior written notice of its intention to do so (except that if such event or threatened event is likely to occur within less than ten days, Series B Partnership or the Mortgagee shall not be required to give ZCC III any such written notice), as may be necessary or appropriate to preserve the rights of Series B Partnership under this Agreement. In the event that Series B Partnership or the Mortgagee makes any such payments, ZCC III immediately shall repay the amount thereof, together with interest thereon at the then prime rate of a New York clearing house bank designated by Series B Partnership plus 4%, but not in excess of the maximum rate allowed under California law, from the date of payment by Series B Partnership or the Mortgagee to the date of repayment by ZCC III. In the event that ZCC III does not comply with, or only partially complies with, its repayment obligations in the preceding sentence, Series B Partnership shall be entitled to offset those amounts which ZCC III is to repay Series B Partnership against amounts owing ZCC III by Series B Partnership under this Agreement and Series B Windsystem Construction Agreement; provided, however, that under no circumstances may Series B Partnership offset against amounts owing to ZCC III under the Series B Partnership Notes.

12      INDEMNIFICATION

        ZCC III agrees to indemnify and hold Series B Partnership and the Mortgagee free and harmless from any losses, liabilities, claims, judgments, damages, costs and expenses (including without limitation reasonable attorneys' fees) caused by any breach by ZCC III, its affiliates or assigns (excluding Series B Partnership and Series A Partnership) or its agents or employees of a duty imposed on it or any of them by law or under this Agreement or for any injury or damage to persons or property resulting from or attributable to the fault or neglect of ZCC III, its affiliates or assigns (excluding Series B Partnership and Series a Partnership) or its agents or employees. Series B Partnership agrees to indemnify and hold ZCC III harmless from any losses, liabilities, claims, judgments, damages, costs and expenses (including without limitation reasonable attorneys' fees) caused by any breach by Series B Partnership, its agents or employees (other than ZCC III or its affiliates) of a duty imposed on it or any of them by law or under this Agreement or for any injury or damage to persons or property resulting from or attributable to the fault or neglect of Series B Partnership, its agents or employees (other than ZCC III or its affiliates).

13.     SUBORDINATION

        The lien of any Fee Mortgage shall be subject and subordinate to this Agreement or any new easement agreement made pursuant to Section 15.3 and to any amendments of this Agreement or any such new easement agreement; provided, however, that so long as any Fee Mortgage shall constitute a lien on the fee title to the Property, no agreement hereafter made amending this Agreement or any such new easement agreement so as to (i) reduce the amounts payable pursuant to Section 4.1, Section 4.2 or Section 4.3, (ii) shorten or extend the term of this Agreement or of any such new easement agreement, (iii) change Section 14 in any respect or (iv) increase ZCC III's obligations hereunder in any way, shall be binding upon the holder of any Fee Mortgage or upon the grantee of any deed given in lieu of the foreclosure of any Fee Mortgage, or their successors or assigns, and any such holder or purchaser or grantee or their successors or assigns shall be entitled to enforce this Agreement or any such new easement agreement in accordance with its terms prior to any such amendment.

14.     CONDEMNATION

        14.1    Total Taking

                If there shall be a total taking of the fee title to the Property in condemnation proceedings, by deed in lieu of condemnation or by any right of eminent domain, this Agreement shall terminate on the date of such taking and the amounts payable pursuant to Section 4.1, Section 4.2 and
Section 4.3 shall be apportioned and paid to the date of such taking.

        14.2.   Award

                In the event of any such total taking, an amount (the "Adjusted Condemnation Proceeds") equal to the product obtained by multiplying (x) the award or awards for said taking, less the cost of the determination of the amount thereof, by (y) a fraction, the numerator of which shall be the aggregate rated capacity of the Turbines and the denominator of which shall be the aggregate rated capacity of all wind turbine generators operated on the Property on the date of such total taking (the "Condemnation Ratio"), shall be paid to Series B Partnership.

        14.3    Partial Taking

                In the event of a taking less than a constructive total taking, this Agreement shall not terminate or be affected in any way and the Adjusted Condemnation Proceeds shall be paid to Series B Partnership

                Assignment of Condemnation Proceeds

                If Series B Partnership shall assign to the Mortgagee any Adjusted Condemnation Proceeds to which it shall be entitled, ZCC III shall recognize such assignment and shall consent to the payment of such Adjusted Condemnation Proceeds to such Mortgagee as its interest may appear. The holder of the Mortgage shall have the right to participate in any condemnation proceeding for the purpose of protecting its rights hereunder.

15      CERTAIN RIGHTS OF MORTGAGEES

        15.1.   Notice to Mortgagee

                If ZCC III shall become entitled to serve a notice of election on Series B Partnership to end the term of this Agreement upon the occurrence of a default by Series B Partnership hereunder (a "Default"), ZCC III shall, before serving such notice on Series B Partnership, give to the Mortgagee a further notice that such specified Default remains unremedied and that ZCC III is entitled to serve notice of election on Series B Partnership to end the term of this Agreement, and such Mortgagee shall have the right to remedy any Default occasioned by Series B Partnership's failure to pay any amounts due under
Section 4.1, Section 4.2 or Section 4.3 when due (a "Payment Default") within a period of ten (10) days after the service of such notice on such Mortgagee and any other Default within a period of thirty (30) days after the service of such notice on such Mortgagee.

                Mortgagee's Right to Cure

                In case of the occurrence of a Default (other than a Payment Default) if, within thirty (30) days after the further notice referred to in
Section 15.1 is given by ZCC III to the Mortgagee, such Mortgagee shall:

                A. notify ZCC III of its election to proceed with due diligence promptly to exercise its rights under the Mortgage to acquire possession of the Property or to foreclose the Mortgage or otherwise to foreclose or acquire Series B Partnership's interest in the Property; and

                B. deliver to ZCC III an Instrument in writing duly executed and acknowledged wherein such Mortgagee agrees that:

                (1) during the period that such Mortgagee or its nominee or a receiver appointed upon application of such Mortgagee shall be in possession of the Property and/or during the pendency of any such foreclosure or other proceedings and until the interest of Series B Partnership in the Property shall be acquired by such Mortgagee or other person, firm or corporation, as the case may be, it will pay or cause to be paid to ZCC III all amounts which become due under Section 4.1,
        Section 4.2 and Section 4.3; and

                (2) if delivery of possession of the Property shall be made to such Mortgagee or its nominee or such receiver, whether voluntarily or pursuant to any foreclosure or other proceedings or otherwise, such Mortgagee shall, promptly following such delivery of possession, perform or cause such nominee to perform, as the case may be, such of the covenants and agreements herein contained on Series B Partnership's part to be performed and observed as Series B Partnership shall have failed to perform to the date of delivery of possession to the extent that under the Mortgage and the law of the State of California amounts expended in performance or observance of such covenants and agreements can be added to the debt and be secured by the Mortgage, and to perform all other covenants and agreements Series B Partnership shall have failed to perform promptly after acquisition of Series B Partnership's interest in the Property;

then ZCC III shall postpone the service of notice of election on Series B Partnership to end the term of this Agreement for such period or periods of time as may be necessary for such Mortgagee, with the exercise of due diligence, to foreclose or acquire Series B Partnership's interest in the Property and to perform or cause to be performed all of the covenants and agreements to be performed and observed by Series B Partnership. Nothing herein contained shall be deemed to require the Mortgagee to continue with any foreclosure or other proceedings or, in the event such Mortgagee or its nominee or such receiver shall acquire possession of the Property, to continue such possession, if the Default in respect of which the Property shall have given a notice shall be remedied. If prior to any sale pursuant to any proceeding brought to foreclose the Mortgage, or if prior to the date on which Series B Partnership's interest in the Property shall otherwise be foreclosed or acquired, the Default in respect of which ZCC III shall have given a notice shall have been remedied and possession of the Property shall have been restored to Series B Partnership, then the obligation of the Mortgagee pursuant to the instrument referred to in paragraph B of this Section shall be null and void and of no further effect. Nothing herein contained shall affect the right of ZCC III, upon the subsequent occurrence of any Default, to exercise any right or remedy herein reserved to ZCC III.

        15.3    New Easement Agreement

                In case of the termination of this Agreement by reason of the happening of any Default, ZCC III shall give prompt notice thereof to the Mortgagee. ZCC III shall, on written request of the Mortgagee, made at any time within 40 days after the giving of such notice by ZCC III, enter into a new easement agreement with such Mortgagee, or its designee, within twenty (20) days after receipt of such request, which new easement agreement shall be effective as of the date of such termination of this Agreement for the remainder of the term of this Agreement, upon the same terms, covenants, conditions and agreements as herein contained; provided that the Mortgagee shall
(i) contemporaneously with the delivery of such request pay to ZCC III the amounts under Section 4.1, Section 4.2 and Section 4.3 which ZCC III has specified as due in any notice to such Mortgagee, (ii) pay to ZCC III at the time of the execution and delivery of such new easement agreement any and all amounts under Section 4.1, Section 4.2 and Section 4.3 which would have been due hereunder from the date of termination of this Agreement (had this Agreement not been terminated) to and including the date of the execution and delivery of such new easement agreement, together with all expenses, including reasonable attorneys' fees, incurred by ZCC III in connection with the termination of this Agreement and with the execution and delivery of such new easement agreement, less the net amount of all sums received by ZCC III from any occupants of any part or parts of the Property up to the date of commencement of such new easement agreement, and (iii) on or prior to the execution and delivery of such easement agreement, agree in writing that promptly following the delivery of such new easement agreement, such Mortgagee or its designee will perform or cause to be performed all of the other covenants and agreements herein contained on Series B Partnership's part to be performed to the extent that Series B Partnership shall have failed to perform the same to the date of delivery of such new easement agreement. Nothing herein contained shall be deemed to impose any obligation on the part of ZCC III to deliver physical possession of the Property to such Mortgagee or its designee unless ZCC III at the time of the execution and delivery of such new easement agreement shall have obtained physical possession thereof.

        15.4.   Subrogation

                No Default predicated on the giving of any notice to Series B Partnership shall be complete unless like notice in writing shall have been given to the Mortgagee. The Mortgagee shall have and be subrogated to any and all rights of Series B Partnership with respect to the remedying of any default hereunder by Series B Partnership. Series B Partnership irrevocably authorizes and directs ZCC III to accept, and ZCC III shall accept, performance by the Mortgagee of any of the covenants or agreements on Series B Partnership's part to be performed hereunder with the same force and effect as though performed by Series B Partnership.

16      MISCELLANEOUS PROVISIONS

        16.1.   Certain Actions Affecting Agreement

                This Agreement shall not be amended, modified, cancelled, surrendered or subordinated without the prior written consent of ZCC III and Series B Partnership.

        16.2    Authority

                ZCC III and Series B Partnership each represent and warrant to the other that this Agreement has been duly authorized, executed and delivered by it and that its obligations under this Agreement are legal, valid and binding obligations enforceable in accordance with the terms of this Agreement.

        16.3    Notices

                Any notice, demand, request, approval or other communication (a "notice") required or permitted to be given pursuant to this Agreement shall be deemed to have been received by a party on the day it is personally delivered to such party or, if sent by registered or certified mail, postage prepaid, or by telegram, telex or telefax, on the third business day after the day on which sent, addressed to such party at its address set forth on the signature page of this Agreement or at such other address as such party may designate by written notice given in accordance with this Section.

        16.4    Notices to Mortgagee

                Any notice, which under the terms of this Agreement or under any statute must or may be given to the parties hereto shall also be given contemporaneously to the holder of the Mortgage. Any such notice to the holder of the Mortgage must be given by personal delivery or mailing the same by registered or certified mail return receipt requested addressed to such holder at the address specified by such holder provided, that so long as First Interstate Bank of California shall be the holder of the Mortgage, notices to First Interstate Bank of California shall be delivered or mailed at:
707 Wilshire Boulevard, Los Angeles, CA 90017, or at such other address as may be designated by First Interstate Bank of California from time to time.

        16.5.   Waiver

                No waiver of any right under this Agreement shall be effective for any purpose unless in writing signed by the party hereto possessing the right. No such waiver shall be construed to be a waiver of any subsequent right or of any other right, term or provision of this Agreement.

        16.6    Assignment

                Except as provided in this Section neither ZCC III nor Series B Partnership may assign its rights and/or obligations under this Agreement without the prior written consent of the other which consent shall not be unreasonably withheld. Any assignment or attempted assignment which is made in violation of the preceding shall be null and void. Notwithstanding the preceding, ZCC III and Series B Partnership agree that either may collaterally assign (by encumbrance and/or other security devices) all or any portion of its rights under this Agreement to the Mortgagee or to lenders to secure loans made to ZCC III or any of its affiliates or to Series B Partnership, including without limitation loans made to ZCC III or loans evidenced by the Series B Partnership Notes. Series B Partnership and ZCC III agree that any assignee of any amounts owing under this Agreement shall take subject to the rights of Series B Partnership against ZCC III under this Agreement, including without limitation the right to Series B Partnership to offset claims it may have against any payments owing to ZCC III under this Agreement. Upon the assignment of this Agreement by Series B Partnership or the Mortgagee, the assignor shall be released from the performance of all of the obligations on the part of Series B Partnership thereafter to be performed hereunder except any unperformed obligations which shall have matured prior to such assignment.

        16.7.   Successors and Assigns

                Subject to Section 16.6, all of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and permitted assigns of the parties hereto.

        16.8.   Further Assurances

                ZCC III and Series B Partnership agree to perform all such acts (including without limitation executing and delivering instruments and documents) as reasonably may be necessary to fully effectuate the intent and each and all of the purposes of this Agreement.

        16.9.   Construction of Agreement

                16.9.1 Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of California.

                16.9.2 Interpretation. ZCC III and Series B Partnership agree that the terms and provisions of this Agreement embody their mutual intent and that such terms and provisions are not to be construed more liberally in favor of, nor more strictly against, ZCC III or Series B Partnership.

                16.9.3 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, as the case may be, shall not be affected thereby, and each remaining term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                16.9.4 Headings and References. The headings contained in this Agreement are for purposes of references and convenience only and shall not limit or otherwise affect in any way the meaning of this Agreement. Unless otherwise indicated, all references to Sections are to Sections in this Agreement.

                16.9.5 Number and Gender. Where appropriate: words in the singular include the plural, and vice versa; words in the neuter gender include the masculine and feminine genders, and vice versa; and words in the masculine gender include the feminine gender, and vice versa.

        16.10.  No Merger

                The fee title to the Property and the interest in the Property created by this Agreement shall not merge, but shall always remain separate and distinct, notwithstanding the union of such estate and interest in ZCC III or Series B Partnership.

        16.11   Recordation

                ZCC III shall record this Agreement as permitted by applicable law. The recordation of either this Agreement or the Series A Wind Park Easement Agreement prior to the recordation of the other shall not mean that the first to be recorded has priority over the other. The time of recording shall not affect the priority of this Agreement and the Series A Wind Park Easement Agreement, both of which, despite any different times of recording, shall be of the same and equal priority.

        16.12.  Quitclaim Deed

                Upon any termination of this Agreement, Series B Partnership agrees to execute and deliver to ZCC III, immediately upon ZCC III's written request, a recordable quitclaim deed to the Property in favor of ZCC III or its designated nominee or assignee.

        16.13.  Attorneys' Fees

                If either Series B Partnership or ZCC III brings any action or proceeding for the enforcement, protection or establishment of any right or remedy under this Agreement or for the interpretation of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs in connection with such action or proceeding, whether or not taxable, as awarded by the trier of fact in such action or proceeding.

        16.14.  Counterparts

                This Agreement may be executed and recorded in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

        16.15.  Entire Agreement

                The provisions of this Agreement constitute the entire understanding and agreement between ZCC III and Series B Partnership regarding the subject matter of this Agreement. ZCC III and Series B Partnership each represent and warrant to the other that no representation, warranty or inducement has been made to it regarding its rights which is not expressly set forth in this Agreement.

                IN WITNESS WHEREOF, ZCC III and Series B Partnership have executed this Agreement as of the day and year first above written.

                                           ZOND CONSTRUCTION CORPORATION III,
                                           a California corporation
                                           112 South Curry Street
                                           Tehachapi, California


                                           BY  /s/ Craig A. Anderson
                                               ---------------------------------
                                               Craig A. Anderson
                                               Senior Vice President
                                               General Counsel

                                           ZOND WINDSYSTEM PARTNERS, LTD.
                                           SERIES 85-B, a California Limited
                                            Partnership
                                           12 South Curry Street
                                           Tehachapi, California 93561

                                           By its general partner:

                                           Zond Windsystems Management
                                           Corporation IV,
                                           a California corporation


                                           BY  /s/ Craig A. Anderson
                                               ---------------------------------
                                               Craig A. Anderson
                                               Senior Vice President
                                               General Counsel

STATE OF CALIFORNIA     )
                        )       ss
COUNTY OF LOS ANGELES   )

On March 24, 1986, before me, the undersigned, a Notary Public in and for said State, personally appeared Craig A. Anderson, personally known to me or proved to me on the basis of satisfactory evidence to be the person who executed the within instrument as the Senior Vice President and General Counsel of Zond Construction Corporation III, the corporation that executed the within instrument, and acknowledged to me that such corporation executed the same pursuant to its bylaws or a resolution of its board of directors.


WITNESS my hand and official seal


Signature  /s/ Nellie Habash                         [SEAL]
           ----------------------

STATE OF CALIFORNIA     )
                        )       ss
COUNTY OF LOS ANGELES   )

On March 24, 1986, before me, the undersigned, a Notary Public in and for said State, personally appeared Craig A. Anderson, personally known to me or proved to me on the basis of satisfactory evidence to be the person who executed the within instrument as the Senior Vice President and General Counsel of Zond Windsystems Management Corporation IV, the corporation that executed the within instrument as the general partner of Zond Windsystem Partners, Ltd. Series 85-B, the partnership that executed the within instrument, and acknowledged to me that such corporation executed the within instrument as such partner and that such partnership executed the same.

WITNESS my hand and official seal.


Signature  /s/ Nellie Habash                         [SEAL]
           ----------------------

                                    EXHIBIT A

Legal Description of the Property:

ALL OF SECTION 33, TOWNSHIP 32 SOUTH, RANGE 34 EAST, MOUNT DIABLO MERIDIAN, IN THE UNINCORPORATED AREA OF THE COUNTY OF KERN, STATE OF CALIFORNIA, ACCORDING TO THE OFFICIAL PLAT THEREOF.

EXCEPT THAT PORTION OF SAID SECTION 33, THAT IS INCLUDED WITHIN THE LAND DESCRIBED AS PARCEL IF IN THE FINAL ORDER OF CONDEMNATION HAD IN KERN COUNTY SUPERIOR COURT, CASE NO. 101028, A CERTIFIED COPY THEREOF WAS RECORDED
JULY 23, 1970 in BOOK 4420 PAGE 123, OFFICIAL RECORDS.

ALSO EXCEPT ALL THAT PORTION WITHIN THE RIGHT OF WAY, 200 FEET WIDE OF THE SOUTHERN PACIFIC RAILROAD COMPANY AS GRANTED BY ACT OF CONGRESS OF
JULY 27, 1866.

                                    EXHIBIT B

        1. All current nondelinquent general and special county and/or city taxes and supplemental taxes, including the lien of supplemental taxes, if any, assessed pursuant to the provision of Chapter 3.5 (commencing with Section 75) of the Revenue and Taxation Code of the State of California.

        2. Any assessments levied or which may be levied by the Tehachapi-Cummings Water Conservation District, now collected with the County taxes.

        3. Reservations and provisions contained in the deed from Southern Pacific Railroad Company to Robert H. Hamilton, recorded in Book 35 Page 143 of Deeds, as follows:

                (A) Reservation for railroad purposes of a strip of land 100 feet wide lying equally on each side of the track of the railroad of said company or any branch railroad now or hereafter constructed on said lands;

                (B) The right to use all water needed for the operating and repairing of said railroad;

                (C) Subject also to the reservation and condition that said purchaser, his heirs and assigns shall erect and maintain good and sufficient fences on both sides of said strip or strips of land.

        4. An easement affecting the portion of said land and for the purposes stated herein, and incidential purposes,

                In favor of:    State of California
                                No representation is made to the present
                                ownership of said easement
                For:            Freeway drainage purposes
                Recorded:       July 19, 1974 in Book 4851 Page 914,
                                Official Records

        5.      Perpetual non-exclusive easements

                Reserved by:    Zond Systems, Inc., a California
                                corporation
                For:            Equipment easement, access easement and
                                20 foot power transfer facilities
                                easement upon the terms conditions,
                                covenants and provisions contained in
                                the deed
                Recorded:       November 13, 1985 in Book 5815 Page
                                1059, Official Records

        6. A Wind Park Easement Agreement (Series A) by and between Zond Construction Corporation III, a California corporation, Zond Windsystem Partners, Ltd. Series 85-A, a California limited partnership, recorded November 13, 1985 in Book 5815, Page 1066, Official Records.

        7. A Wind Park Easement Agreement (Series B) by and between Zond Construction Corporation III, a California corporation, and Zond Windsystem Partners, Ltd. Series 85-B, a California limited partnership, recorded November 13, 1985 in Book 5815, Page 1088, Official Records.

        8. A Financing Statement made by Zond Windsystem Partners Ltd. Series 85-A as Debtor in favor of Zond Construction Corporation III as Secured Party and recorded November 15, 1985 in Book 5816, Page 1451, Official Records.

        9. A Financing Statement made by Zond Windsystem Partners, Ltd. Series 85-B as Debtor in favor of Zond Construction Corporation III as Secured Party and recorded November 15, 1985 in Book 5816, Page 1454, Official Records.

        10. A Deed of Trust to secure an indebtedness of the original amount stated herein

                Dated:          November 7, 1985
                Amount:         $8,568,000
                Trustor:        Zond Windsystem Partners, Ltd., Series
                                85-A, a California limited partnership
                Trustee:        Ticor Title Insurance Company of
                                California
                Beneficiary:    Zond Construction Corporation III, a
                                California corporation
                Recorded:       November 19, 1985 in Book 5817 Page 736,
                                Official Records

        11. A Deed of Trust to secure an indebtedness of original amount stated herein

                Dated:          November 7, 1985
                Amount:         $12,852,000
                Trustor:        Zond Windsystem Partners, Ltd. Series
                                85-B, a California limited partnership
                Trustee:        Ticor Title Insurance Company of
                                California
                Beneficiary:    Zond Construction Corporation III,
                                a California corporation
                Recorded:       November 15, 1985 in Book 5816, Page
                                1437, Official Records